EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related prospectus of Ashford Hospitality Trust, Inc. for the registration of 6,439,575 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2004, with respect to the consolidated and combined financial statements and schedule of Ashford Hospitality Trust, Inc. included in its Annual report on Form 10-K for the year ended December 31, 2003 filed with the securities and Exchange Commission.

We also consent to incorporation by reference therein of our reports on the Residence, Sea Turtle, Sheraton Philadelphia, and SpringHill Properties dated March 24, 2004, April 2, 2004, March 29, 2004, and March 24, 2004, respectively with respect to the historical summary of revenue and direct operating expenses of these properties included in Form 8-K/A for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
August 30, 2004